Exhibit 99.1

Contact:	FD
(212) 850-5600
	Investors:	Cara O’Brien/Leigh Parrish
	Media:	Diane Zappas

FOR IMMEDIATE RELEASE

STEVE MADDEN ANNOUNCES THIRD QUARTER RESULTS
~ Third Quarter Net Income of $11.1 Million, or $0.62 Per Diluted Share ~
~ Company Raises Outlook for 2008 ~

          LONG ISLAND CITY, N.Y. – November 6, 2008 – Steve Madden (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the third quarter ended September 30, 2008.

          Third quarter net sales increased 13.0% to $128.1 million compared to $113.4 million in the third quarter of 2007. Gross margin increased slightly to 41.4% compared to 41.3% in the third quarter of the prior year reflecting a modest margin increase in the wholesale division and a flat margin in the retail division. Operating expenses as a percent of sales improved to 31.0% versus 33.8% in the same period of 2007. Excluding a one-time charge of $1.2 million related to a provision for prior year customs duties, operating expenses were 32.8% of sales in the 2007 third quarter. The improvement is due primarily to the Company’s ability to leverage its expense structure against increased sales during the quarter.

          Operating income increased to $17.7 million, or 13.8% of sales, compared with operating income of $12.8 million, or 11.3% of sales, in the third quarter of 2007. Excluding the aforementioned one-time charge, operating income for the 2007 quarter was $14.0 million, or 12.4% of sales. Net income was $11.1 million, or $0.62 per diluted share, compared to $11.0 million, or $0.52 per diluted share, in the prior year’s third quarter. Excluding the one-time charge for prior-year customs duties of $0.03 per diluted share, as well as a one-time gain of $2.9 million, or $0.13 per diluted share, resulting from tax savings related to prior periods, net income for the third quarter of 2007 was $8.8 million, or $0.42 per diluted share.

          Revenues from the wholesale business increased 13.2% to $97.3 million from $86.0 million in the third quarter of 2007 due primarily to the strength of the Madden Girl, Daniel M. Friedman, and Steve Madden Women’s divisions, which offset relative softness in the Steve Madden Men’s segment during the quarter. Gross margin in the wholesale business increased slightly to 36.3% from 36.2% in last year’s third quarter.

          Retail revenues increased 12.2% to $30.7 million from $27.4 million in the third quarter of the prior year due to strong performance with boots and sandals. Same store sales increased 7.8% during the quarter. Retail gross margin was flat with the comparable period of the prior year at 57.4%. During the third quarter of 2008, the Company opened two stores and closed one underperforming location.

          For the first nine months of fiscal 2008, net sales were $338.0 million compared to $328.3 million in the comparable period last year. Net income totaled $20.8 million, or $1.11 per diluted share, for the first nine months of fiscal 2008, compared to $31.0 million, or $1.43 per diluted share, in the comparable period last year. Excluding a one-time after-tax charge of $3.0 million in first quarter resulting from the resignation of the Company’s former Chief Executive Officer, net income totaled $23.8 million, or $1.27 per diluted share, for the first nine months of fiscal 2008. Excluding the aforementioned one-time items recorded in the 2007 third quarter, net income in the first nine months of 2007 totaled $28.9 million, or $1.34 per diluted share.

Page 2 – Steven Madden, Ltd. Announces Third Quarter Results

          Edward Rosenfeld, Chairman and Chief Executive Officer, stated, “We are encouraged by our third quarter performance, as we gained momentum despite an increasingly challenging environment. In addition to continued strong performance from our Madden Girl and Daniel M. Friedman segments, we are very pleased to have achieved double-digit percentage net sales gains in our core Steve Madden Women’s and Steven segments in our wholesale division, as well as in our Retail division. We also successfully transitioned our Candie’s business to a new team and a “first cost” operating model during the quarter, and we believe that this division will quickly realize improved returns. We are continuing to receive positive reactions to our products from both wholesale customers and consumers, as Steve and his talented design team remain focused on creating exceptional, fashion-forward products.”

          Arvind Dharia, Chief Financial Officer, commented, “We have continued to prudently manage the business throughout the year and maintained a very strong financial position which contributes to our ability to navigate the current economic environment. Our balance sheet continues to be pristine, as we ended the quarter with $56.7 million in cash, cash equivalents, and marketable securities, no debt, and total stockholders’ equity of $198.9 million. We remain confident the Company is well positioned financially.”

Company Outlook

          Based on trends to date this year and current visibility, the Company is raising its guidance for the full fiscal year. The Company now expects 2008 net sales will increase 5% to 6% compared to fiscal 2007 and earnings per diluted share will range between $1.65 and $1.70, excluding the previously mentioned impact of the one-time charge recognized in first quarter. Including the impact of the one-time charge, earnings per diluted share are expected to range between $1.49 and $1.54.

          Mr. Rosenfeld concluded, “The Company is experiencing positive trends heading into the end of 2008. We are encouraged by our recent performance and believe that Steve Madden is well positioned to continue capitalizing on current and emerging footwear trends. However, we are certainly not immune to the fluctuations in the economy and are keeping a close watch on issues affecting consumers and the retail industry as a whole. We remain cautiously optimistic about the fourth quarter and full year, and are maintaining our conservative approach to managing the business through this volatile period in the retail industry.”

Conference Call Information

          Interested shareholders are invited to listen to the third quarter earnings conference call scheduled for today, Thursday, November 6, 2008, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until November 19, 2008. Additionally, a replay of the call can be accessed by dialing 800-642-1687, passcode 70083519, and will be available until November 12, 2008.

          Steve Madden designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licensees for its brands, including for outerwear, cold weather accessories, eyewear, and hosiery and owns and operates 99 retail stores, including its online store. The Company is the licensee for footwear, handbags and belts for Fabulosity, for footwear for Elizabeth and James and l.e.i. and for handbags and belts for Betsey Johnson, Daisy Fuentes and Tracy Reese.

Page 3 – Steven Madden, Ltd. Announces Third Quarter Results

          This press release contains forward looking statements as that term is defined in the federal securities laws. The events described in forward looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and whether forward looking statements made by the Company ultimately prove to be accurate. The Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether from new information, future events or otherwise.

(Tables to follow)

Page 4 – Steven Madden, Ltd. Announces Third Quarter Results

STEVEN MADDEN, LTD.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data) - Unaudited

	Three Months Ended		Nine Months Ended
Consolidated:	Sep 30, 2008	Sep 30, 2007	Sep 30, 2008	Sep 30, 2007

Net Sales	$128,093	$113,395	$337,949	$328,305
Cost of Sales	75,114	66,577	199,218	193,873
Gross Profit	52,979	46,818	138,731	134,432
Commission and licensing fee income	4,497	4,335	11,056	15,450
Operating Expenses	39,770	38,352	117,097	103,922
Income from Operations	17,706	12,801	32,690	45,960
Interest and other Income, Net	248	671	1,142	2,384
Income Before provision for Income Taxes	17,954	13,472	33,832	48,344
Provision for Income Tax	6,866	2,533	13,058	17,354
Net Income	$11,088	$10,939	$20,774	$30,990

Basic income per share	$0.62	$0.52	$1.12	$1.49
Diluted income per share	$0.62	$0.52	$1.11	$1.43

Weighted average common shares outstanding - Basic	17,763	20,863	18,478	20,832
Weighted average common shares outstanding - Diluted	17,986	21,219	18,675	21,607

Page 5 – Steven Madden, Ltd. Announces Third Quarter Results

BALANCE SHEET HIGHLIGHTS

	Sep 30, 2008 Consolidated	Dec 31, 2007 Consolidated	Sep 30, 2007 Consolidated

	(Unaudited)		(Unaudited)

Cash and cash equivalents	$33,115	$29,446	$24,632
Investment Securities	23,554	80,411	54,548
Total Current Assets	175,996	168,855	184,953
Total Assets	246,296	266,521	257,748
Total Current Liabilities	42,824	47,717	44,348
Total Stockholder Equity	198,864	215,334	209,975

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